Exhibit 10.10
FIRST AMENDMENT TO THE EMPLOYMENT AGREEMENT

This FIRST AMENDMENT TO THE EMPLOYMENT AGREEMENT (the “First Amendment”) is entered into by and between NexMed, Inc., a Nevada corporation (the “Company”) and Mark Westgate (the “Executive”).

WHEREAS, the Company and Executive entered into an Employment Agreement dated December 15, 2005 (the “Agreement”), pursuant to which the Company employed Executive as its Vice President of Finance and Chief Financial Officer, and Executive agreed to serve in that capacity;

WHEREAS, the Agreement provided for certain terms and conditions about which the Company and Executive agreed upon; and

WHEREAS, the Company and Executive desire to amend the Agreement to provide additional sums of compensation to Executive.

NOW, THEREFORE, the Company and Executive agree to modify and amend the  Agreement as follows:

1.           Compensation.  Effective January 1, 2007, Section 3(a) of the Agreement shall be amended and restated in its entirety to provide as follows:

Base Salary.  During the Employment Term, the Company shall pay Executive a base salary, subject to increase at the discretion of the Board of Directors of the Company (the “Board”), at the annual rate of $200,000 (the “Base Salary”), payable in regular installments in accordance with the Company’s usual payroll  practices.

2.      Compensation.  Section 3 of the Agreement shall be further amended so as to add the following provision as Section 3(d):

(d)           Restricted Stock Grants.

(i)
On January 24, 2007, the Compensation Committee approved a grant to Executive of an aggregate of 75,000 shares of the Company’s restricted common stock.  This Grant shall vest in three equal installments (33.33% of the Stock Grants, which represents 25,000 Stock Shares) on December 31, 2007, December 31, 2008, and December 31, 2009, respectively, assuming continuous and uninterrupted employment until such dates.

(ii)	All of Executive’s outstanding but unvested stock grants provided under this Section shall vest immediately upon the occurrence of a Change in Control (as defined in Appendix A to the Agreement).

3.           Termination.  Sections 6(b) and 6(c) of the Agreement shall be amended and restated in its entirety to provide as follows:

Disability or Death.  If Executive should suffer a Permanent Disability, the Company may terminate Executive's employment hereunder upon ten (10) or more days' prior written notice to Executive.  If Executive should pass away during the term of this Agreement, Executive’s employment shall be deemed terminated on his date of death.  For purposes of this Agreement, a "Permanent Disability" shall be deemed to have occurred only when Executive has qualified for benefits (including satisfaction of any applicable waiting period) under the Company's or a subsidiary's long-term disability insurance arrangement (the "LTD Policy").  In the event of the termination of Executive's employment hereunder by reason of Permanent Disability or death, the Employment Term shall end on the day of such termination and the Company shall pay, no later than the payroll cycle following Executive’s termination, to Executive or Executive's legal representative (in the event of Permanent Disability), or any beneficiary or beneficiaries designated by Executive to the Company in writing, or to Executive's estate if no such beneficiary has been so designated (in the event of Executive's death), a single lump sum payment of: (i) any accrued but unpaid Base Salary, less applicable deductions, including salary in respect of any accrued and accumulated vacation, due to Executive at the date of such termination; (ii) any amounts owing, but not yet paid, pursuant to Section 5 hereof.

In addition, upon a termination under this Section 6(b), and upon the satisfaction of the conditions set forth herein: (1) Executive shall receive a pro rata Bonus for the calendar year in which such termination occurs, equal to the Bonus he would have received, to the extent all criteria for such a Bonus have been met (with the exception of the Executive being employed of the date the Bonus is to be paid), for the calendar year of said termination multiplied by a fraction, the numerator of which is the number of days in such year preceding and including the date of termination, and the denominator of which is 365.  Said pro-rata Bonus shall be paid at the same time as the Bonus would have been paid had Executive remained employed by the Company through the date of payment; (2) Executive shall receive any unpaid Bonus for the calendar year preceding his termination, to the extent that all criteria for such bonus have been met (with the exception of the Executive being employed on the date the Bonus is to be paid).  Said Bonus shall be paid at the same time as the Bonus would have been paid had Executive remained employed by the Company through the date of payment; (3) all of Executive's outstanding but unvested stock options granted pursuant to Section 3(c) of this Agreement shall vest immediately; and (4) all of Executive’s outstanding but unvested restricted stock granted pursuant to Section 3(d) of this Agreement shall vest immediately.  The payment of the Bonuses and the acceleration of Executive’s options and restricted stock are conditioned upon Executive (or her legal representative) signing a release in favor of the Company, as provided for in Section 6(f).

Except as specifically set forth in Section 8 hereof, the Company shall have no further obligations to Executive under this Agreement.

By the Company without Cause.  The Company may, without Cause, terminate Executive's employment hereunder at any time upon ten (10) or more days' written notice to Executive.  The Company, in its sole discretion, may provide the Executive with ten (10) days’ pay in lieu of notice.  In the event Executive's employment is terminated pursuant to this Section 6(c), the Employment Term shall end on the day of such termination and the Company shall pay to Executive, no later than the payroll cycle following Executive’s termination, in one lump sum: (i) any accrued but unpaid Base Salary, less applicable deductions, including salary in respect of any accrued and accumulated vacation, due to Executive at the date of such termination, and (ii) any amounts owing, but not yet paid, pursuant to Section 5 hereof.

In addition, upon a termination under this Section 6(c), and upon the satisfaction of the conditions set forth herein: (1) Executive shall receive a pro rata Bonus for the calendar year in which such termination occurs, equal to the Bonus he would have received, to the extent all criteria for such a Bonus have been met (with the exception of the Executive being employed of the date the Bonus is to be paid), for the calendar year of said termination multiplied by a fraction, the numerator of which is the number of days in such year preceding and including the date of termination, and the denominator of which is 365.  Said pro-rata Bonus shall be paid at the same time as the Bonus would have been paid had Executive remained employed by the Company through the date of payment; (2) Executive shall receive any unpaid Bonus for the calendar year preceding his termination, to the extent that all criteria for such bonus have been met (with the exception of the Executive being employed on the date the Bonus is to be paid).  Said Bonus shall be paid at the same time as the Bonus would have been paid had Executive remained employed by the Company through the date of payment; (3) all of Executive's outstanding but unvested stock options granted pursuant to Section 3(c) of this Agreement shall vest immediately; (4) all of Executive’s outstanding but unvested restricted stock granted pursuant to Section 3(d) of this Agreement shall vest immediately; and (5) Executive shall receive severance payments (the “Severance”) in an amount equal to the Executive's annual Base Salary at the time of such termination of one month for every fully completed year of service, up to one year.  The payment of the Bonuses and the Severance, as well as the acceleration of Executive’s options and restricted stock, are conditioned upon Executive signing a release in favor of the Company, as provided for in Section 6(f).

Except as specifically set forth in Section 8 hereof, the Company shall have no further obligations to Executive under this Agreement.

4.           Confirmation of Agreement.   In all other respects, the terms and conditions of the Agreement are hereby ratified and confirmed.  In the event of any conflict or inconsistency between the terms of this First Amendment and the terms of the Agreement, the terms of this First Amendment shall prevail.

5.           Signature in Counterparts.  This First Amendment may be executed in separate counterparts, which shall together constitute the original First Amendment.  This First Amendment shall become effective as of the date it is signed by all parties hereto.

IN WITNESS WHEREOF, the undersigned, intending to be legally bound, have executed this First Amendment as of the date last written below.

NEXMED, INC.

By:	/s/ Linda Burns	Date: February 7, 2007
Name: Linda Burns
Title: Director, Human Resources

/s/ Mark Westgate	Date: February 7, 2007
Mark Westgate